EXHIBIT 10.1

SECOND AMENDED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 12th day of November 2012 by and between Telos Corporation, a Maryland corporation, for itself and its subsidiary companies, divisions, affiliates and operating entities (the “Company”) and John B. Wood (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement as of January 1, 2005 (“2005 Agreement”);

WHEREAS, the Company and the Executive entered into an Amendment to Employment Agreement as of December 11, 2008 (“2008 Amendment”);

WHEREAS, the Company and the Executive desire to make certain modifications to clarify various provisions in the 2005 Agreement and the 2008 Amendment and to reflect changes as agreed by the parties, and enter into this Agreement in order to set forth their new understanding;

WHEREAS, the Company and the Executive agree that, in order to clearly set forth their entire agreement, all provisions of the 2005 Agreement and 2008 Amendment are superseded by the provisions of this Agreement in their entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.           Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the Agreement Term (as defined below).

(b)	During the Agreement Term, the Executive shall devote full time (paid time off and other authorized leave excepted) and best efforts, energies and talents to serving the Company as an employee.

(c)
The Executive agrees to perform his duties faithfully, efficiently and with integrity subject to the direction of the Company.  The Executive will have such authority, power, responsibilities and duties as are inherent in such position and necessary to carry out such responsibilities and the duties required hereunder, as well as any additional duties and authority granted to him by the Company’s Board of Directors (the “Board of Directors”).

(d)
Notwithstanding the foregoing, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and similar activities, to the extent that such other activities do not, in the sole discretion of the Company, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s business.

(e)	The Executive shall not be required to perform services under this Agreement during any period in which determined as Disabled (as defined below).

(f)
The “Agreement Term” shall be the period beginning on January 1, 2012 for a one year period, and thereafter shall automatically renew for consecutive one year periods unless terminated in accordance with the provisions hereof.

2.           Compensation and Benefits.  While the Executive is employed by the Company pursuant to this Agreement, the Company shall compensate him for his services as follows:

(a)
Base Salary.  The Executive shall receive an annual base salary of Six Hundred Thousand Dollars ($600,000.00), effective as of April 1, 2012 (the “Salary”), plus any salary increases authorized during the Agreement Term, if any, payable in accordance with the Company’s payroll cycle.

(b)
Bonus.  The Executive shall have the opportunity to participate in a bonus plan for which he is eligible under the terms and conditions as defined by the Company.  Any bonus for the Executive shall be subject to the then-existing requirements of the Company governing internal recommendation and approval of such bonus.  Any such bonus payment shall be paid to the Executive per the bonus plan.

(c)
Stock Options and Restricted Stock Grants. The Executive shall be eligible for additional stock options and restricted stock grants under any of the Company’s stock option and restricted stock plans in an amount recommended by the Management Development and Compensation Committee and approved by the Board of Directors.  Such options and/or grants shall be subject to the terms and conditions of the applicable standard stock option and restricted stock plans and agreements adopted by the Company.

(d)
Expense Reimbursement.  While the Agreement is in effect, the Company will reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties for the Company.  Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers, and will be made in accordance with the customary business procedures of the Company for expense reimbursement, as may from time to time be established.

(e)	Paid Time Off. While the Agreement is in effect, in each fiscal year of the Company, the Executive shall be eligible to accrue paid time off, subject to the terms of the current benefits policy.

Second Amended Employment Agreement 2012
John B. Wood

(f)
Other Benefits.  The Executive shall be eligible to participate in any and all plans maintained by the Company to provide benefits for its salaried senior executives, including, without limitation, any pension, profit sharing or other retirement plan, any life, accident, disability, medical, hospital or similar group insurance program and any other benefit plan, subject to the normal terms and conditions of such plans.

3.           Termination.  The Executive’s employment with the Company pursuant to this Agreement may terminate under the following circumstances, hereinafter referred to as “Termination”.

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)
Disability. If the Executive becomes Disabled, the Company may terminate Executive’s employment. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) eligible for disability benefits under the Company’s long-term disability plan, or (ii) has a physical or mental disability which renders Executive incapable, after reasonable accommodation, of performing substantially all of Executive’s duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period.  In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer Executive to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem customary and appropriate.

(c)
Cause.  The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination.  For purposes of this Agreement, “Cause” means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to the business of the Company; or (iii) conviction of a felony.

(d)	Without Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time without Cause by written notice to the Executive.

(e)
Termination by Executive.  The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than thirty (30) days prior to such termination.

(f)
Termination upon a Change in Control.  The Executive’s employment hereunder shall terminate automatically and such termination shall be considered to be without Cause (as defined above) upon the occurrence of a Change in Control (as defined below).

(g)	Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

Second Amended Employment Agreement 2012
John B. Wood

(h)
Date of Termination.  “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement or, in the event of a Change in Control, the date of the Change in Control, provided that Executive’s employment is terminated in accordance with one of the foregoing provisions in this paragraph 3.

4.           Rights Upon Termination.   The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following:

(a)
If, prior to the occurrence of a Change in Control, the Company terminates the Executive’s employment for Cause in accordance with paragraph 3(c) above, or if the Executive terminates his employment in accordance with paragraph 3(e) above, the Company shall pay to the Executive:

(i)	A lump-sum payment equivalent to the remaining unpaid portion of the Executive’s Salary for the period ending on the Date of Termination.

(ii)	A lump-sum payment for all accrued and unused Paid Time Off.

(iii)
Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Date of Termination. In addition, any bonus which has been earned by Executive and approved by the appropriate corporate authorities but which remains unpaid as of the date of Date of Termination shall be paid to Executive at such time and in such manner as if Executive had continued to be employed by the Company.

(b)
If, prior to the occurrence of a Change in Control, the Company terminates the Executive’s employment without Cause in accordance with paragraph 3(d) above, by mutual agreement in accordance with paragraph 3 (g) above, or due to Disability in accordance with paragraph 3(b) above, the Executive shall be entitled to the amounts payable under paragraph 4(a), and in addition, the Executive shall be entitled to monthly payments over a 24-month period of an amount equal to the amount of monthly salary which the Executive was being paid as of the Date of Termination.  Such payments will commence as of the month following the date that the Executive incurs a separation from service, as such term is defined in the context of Section 409A of the Code (as defined below).  Such payments will continue over the 24-month period in accordance with the Company’s normal payroll cycle.  In the event that the Executive dies prior to the completion of the 24-month payment cycle, any amounts remaining unpaid as of the date of Executive’s death will be paid to Executive’s estate in lump sum.

(c)
If, prior to the occurrence of a Change in Control, the Executive’s employment is terminated due to death, the Executive’s estate shall be entitled to the amounts payable under paragraph 4(a), and in addition, the Executive’s estate shall be entitled to a lump-sum payment of an amount equal to the amount of monthly salary which the Executive was being paid as of the Date of Termination times 24 months.

Second Amended Employment Agreement 2012
John B. Wood

(d)
Upon termination of the Executive’s employment as a result of a Change in Control in accordance with paragraph 3(f), Executive shall be entitled to the amounts payable under paragraph 4(a), and in addition, the Executive shall be entitled to a lump-sum payment of an amount equal to the following: (1) the amount of monthly salary which the Executive was being paid as of the Date of Termination times 24 months; plus (2) two times the annual average of the bonuses earned or to be earned for the current year (i.e. the year in which the Change in Control occurs) and the two prior years.  For the current year, the bonus amount shall equal the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met.  Such payments in lump sum shall be made contemporaneously with the consummation of the transaction or the election of directors that constitutes the Change in Control. “Change in Control” means an occasion upon which (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act)), directly or indirectly, securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); or (ii) during any period of twelve (12) consecutive months , a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iii) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets.  Each Change in Control event described in this paragraph is intended to constitute a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (“Code”), and the IRS guidance issued thereunder and this Agreement shall be interpreted accordingly.  Notwithstanding anything to the contrary set forth in this Agreement, the Executive shall not be entitled to any payments under paragraphs 4(a), 4(b), or 4(c) upon Termination if the Executive receives the payments under this paragraph 4(d) upon a Change in Control.

(e)
In the event that the Executive’s employment is terminated for any reason discussed in paragraphs 4(b), 4(c) or 4(d), in addition to the amounts payable under paragraphs 4(b), 4(c) or 4(d) as applicable, the Executive or the Executive’s estate shall be entitled to the following:

Second Amended Employment Agreement 2012
John B. Wood

(i)
Immediate vesting of the unvested portion of any outstanding stock option and any outstanding share of restricted stock, notwithstanding any contrary terms in any stock option or restricted stock agreement applicable to Executive.

(ii)
Cash payments equal to twenty-four (24) months of premium payments for medical and dental coverage.  The amount of the monthly payments shall be equal to the amount of the “applicable premium” as determined pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (without regard to whether or not the Executive elects COBRA continuation coverage) based on the Executive’s choices under the Company’s plan as of the Date of Termination and further based upon the current premiums as of the Date of Termination, less the amount that the Executive was contributing for coverage.  The Company benefits package in which the Executive participated will cease as of the Date of Termination.

(iii)
Cash payments equal to 24 months of benefit premiums based upon the premium rate at the Date of Termination under the terms of the Company’s Group Life Policy issued by CIGNA which allows the option to convert to an individual policy for basic life and accidental death and dismemberment (AD&D) coverage.  However, the cash payments shall be no more than the amount of the premiums that the Company was paying as if the Executive was still employed.  This paragraph shall not apply if the Executive’s employment is terminated per section 4(c).

(iv)
Company will continue to pay the premiums to continue the Executive Life Policy in which the Executive is the holder of the policy, for 24 months after the Date of Termination.  The annual premium payment shall be imputed to the Executive as income.  This shall not apply if the Executive’s employment is terminated per section 4(c).

(v)
Cash payments equal to the employer matching contribution, as if the Executive was still a plan participant that would otherwise have been contributed on Executive's behalf to the Code Section 401(k) program maintained by the Company with respect to the 24-month period commencing on the Date of Termination under the following assumptions:

(a)
Executive would have made a voluntary salary reduction contribution to the Code Section 401(k) program with respect to the 24-month period based upon the salary reduction election in effect on behalf of the Executive as of the Date of Termination.

(b)
No additional "constructive matching" payments will be made under this provision with respect to a calendar year once the combination of the actual matching contributions made on behalf of Executive to the Code Section 401(k) program for such calendar year plus the "constructive matching" payments made to Executive pursuant to this provision for such calendar equal the maximum amount of matching contributions that could have been allocated to Executive's account under the terms of the Code Section 401(k) program with respect to such calendar year.

Second Amended Employment Agreement 2012
John B. Wood

(c)
Except as otherwise contemplated by paragraph 4(e)(vi) below, the "constructive matching" payments will be made at such times as the Company remits the actual matching contributions to the Code Section 401(k) program.

(vi)
If the Executive’s employment is terminated per paragraph 4(b), all payments under paragraph this 4(e) shall be made on a periodic basis on the same schedule as such benefits otherwise would have been payable as if the Executive was still employed at the Company.  If the Executive’s employment is terminated per paragraph 4(c) or paragraph 4(d), all payments under this paragraph 4(e) shall be paid in a lump-sum payment at the same time the lump sum payment is paid in accordance with paragraph 4(c) or paragraph 4(d).  Notwithstanding anything to the contrary set forth in this Agreement, the Executive shall not be entitled to receive the payments contemplated by this paragraph 4(e) upon the termination of the Executive’s employment with the Company if the Executive receives the payments under this paragraph 4(e) upon the termination of the Executive’s employment as a result of a Change in Control.

(vii)
If the Executive was receiving other benefits as of the Date of Termination that are not listed above, and to the extent such payments or benefits are earned and vested or are required by law to be offered to the Executive for the 24-month period following the Date of Termination, then the cash equivalent or arrangements for continuing coverage will be determined at that time.  However, the cash payments shall be no more than the amount that the Company was paying as if the Executive was still employed.

(viii)
If any of the benefits listed above are no longer available to the Executive as of the Date of Termination, then there will be no such payments made to continue the benefits after the Date of Termination or its cash equivalent.

(f)
The undertakings of the Company in connection with paragraphs 4(b), 4(c), 4(d),and 4(e), above, are contingent upon Executive’s or his estate’s compliance with Sections 5, 6, 7 and 8 following termination or a Change in Control.

(g)
To the extent required by Section 409A of the Code, if the Executive separates from service with the Company for any reason other than death and the Executive constitutes a “specified employee” as defined in Section 409A(2)(B)(i) of the Code at the time of separation from service, then payment to the Executive of any amounts pursuant to Section 4(b) or 4(d) and payment of any cash amounts pursuant to Section 4(e) shall not be paid or commence until a date that is six months following the date of the Executive’s separation from service with the Company.  Upon the date which is six months following the date of Executive’s separation from service, all previously accrued monthly amounts shall be payable in a lump-sum and future amounts will continue to be paid pursuant to the remaining term of the 24-month payment cycle.  The above-referenced six month delay in payment shall only apply to the extent required by Section 409A of the Code, such that such delay shall not apply to payments made in connection with an involuntary termination of employment provided such payments fall within the dollar threshold described in Treas. Reg. § 1.409A-1(b)(9)(iii).

Second Amended Employment Agreement 2012
John B. Wood

(h)
The Executive understands and agrees that he is obligated to pay all local, state and federal taxes that are or may be owed from the payments specified in this paragraph 4, and, as applicable, the payments will be subject to appropriate tax withholding by the Company.

5.           Non-Competition.  During the Agreement Term and for a period of 24 months subsequent to the Date of Termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) own or acquire in any manner any interest (other than the ownership solely for investment purposes of not more than five percent (5%) of the shares of any corporation, the shares of which are publicly and regularly traded on a national securities exchange or in the over-the-counter market) in any person, firm, partnership, company, association or other entity that competes with the Company in the business of enterprise security solutions and services to customers in the United States government and industry (the “Business”), (ii) be employed by, or serve as an employee, agent, officer, director of, any person, firm, partnership, corporation or provider of services competitive with the Business of the Company, or (iii) provide financial, technical, marketing or other assistance or act as a representative, broker, director, officer, employee, advisor, consultant or agent of any person or entity that is competitive with the Business of the Company.  Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this paragraph 5 shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement.

6.           Confidentiality.  The Executive promises that he will receive, develop and hold Confidential Information (as defined below) in strict confidence and will not use or disclose Confidential Information, or make copies of any documents containing Confidential Information, except in furtherance of the Business of the Company, unless the Board of Directors provides prior written consent.  The Executive further agrees to use reasonable efforts to safeguard the Confidential Information and protect it from disclosure, misuse, loss or theft. The foregoing promises of confidentiality shall not apply if and to the extent that the Executive is ordered by a court or other governmental agency to disclose Confidential Information, provided the Executive has given the Company prompt written notice of the order or subpoena and provides all reasonable cooperation necessary to limit such disclosure and to protect the confidentiality of any Confidential Information so disclosed.  “Confidential Information” means all nonpublic information (whether or not specifically labeled or identified as confidential), that has been or is disclosed to, developed or learned by the Executive as a result of employment with the Company and that relates to the business, finances, products, services, customers, research or development of the Company or third parties with whom the Company does business or from whom the Company receives information. The definition of Confidential Information includes, but is not limited to, the following: access codes, security devices and naming conventions used in software and hardware systems; databases of information; other proprietary software; proprietary specifications for hardware and software platforms, the identity and transactions with customers, clients and suppliers; marketing product and service plans, objectives and strategies; tactical objectives, approaches, and competitive advantages; internal financial information; specialized marketing programs related to products and services offered or under development by the Company (or any parent or affiliate of the Company); data and reports related to marketing programs; proprietary systems and operations manuals; proprietary training manuals; proprietary technical and scientific know-how, data and strategies; the Company’s information gathering processes and compilations of information; and information disclosed to the Company by its business partners, licensees, customers and clients in reliance on promises that its confidentiality will be preserved.  Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this paragraph 6 shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement.

Second Amended Employment Agreement 2012
John B. Wood

7.           Non-Solicitation.

(a)
The Executive recognizes that the Company incurs significant expense in training employees to provide services in accordance with the Company’s Business and that the Company will disclose Confidential Information to each such employee.  The Executive promises that, during the Agreement Term and for a period of 24 months subsequent to the Date of Termination, the Executive will not, without the prior written consent of the Company, knowingly hire, directly or indirectly, any person then employed by the Company, or knowingly solicit, directly or indirectly, such a person either to terminate or diminish employment with the Company, or to work for any other person or entity, whether or not a competitor, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(b)
The Executive also acknowledges that the Company incurs significant expense in developing business partners, licensees, customers and clients.  The Executive promises that, during the Agreement Term and for a period of 24 months subsequent to the Date of Termination, the Executive will not, without the prior written consent of the Company, knowingly directly or indirectly, solicit any customer, business partner, licensee or client of the Company to terminate or diminish its business relationship with the Company or to purchase any product or service that is or may be used as a substitute for any product or service of the Company, and the Executive shall not knowingly approach any such customer, supplier, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)
Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this paragraph 7 shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement.

8.           Non-Disparagement.  During the Agreement Term and for a period of 24 months subsequent to the Date of Termination, neither the Company nor the Executive will publish, including but not limited to, with the media, directly or indirectly, disparaging or negative comments concerning the other, whether or not slanderous or libelous.  The Executive further agrees not to make public, directly or indirectly, disparaging comments concerning any former or current employee, officer or director of the Company.  The Company further agrees that neither it nor its officers or directors will comment negatively, formally or informally, with respect to or concerning the Executive’s performance of his duties at or any reason for departure from the Company or his ability, experience, or qualifications with respect to similar employment.  Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this paragraph 8 shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement.

Second Amended Employment Agreement 2012
John B. Wood

9.           Restrictions Reasonable.   Executive agrees that the restrictions set forth in Sections 5 (Non-Competition), 6 (Confidentiality), 7 (Non-Solicitation), and 8 (Non-Disparagement) are reasonable, proper and necessitated by the legitimate business interests of the Company, and do not constitute an unlawful or unreasonable restraint upon Executive’s ability to earn a living. Executive acknowledges that it may be impossible to assess the monetary damages occurred by Executive’s violation of sections 5, 6, 7 or 8 of this Agreement, that violations of those sections will be material breaches of this Agreement and will cause irreparable injury to the Company. Accordingly, Executive agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Executive and any other involved party from committing a violation of this Agreement, and Executive consents to the issuance and entry of such injunction. In addition, Company will be entitled to such damages as it can demonstrate that it sustained by reason of the violation of this Agreement by the Executive and/or others. The parties agree that in the event of any litigation to enforce or interpret this Agreement, the prevailing party will be entitled to recover all costs, including reasonable attorney’s fees, from the non-prevailing party. In the event Company enforces this section through a Court Order, Executive agrees that the restriction on Executive following termination of employment set forth in this Agreement shall remain in effect for a period of one year from the date of the final Court Order enforcing this Agreement.

10.           Return of Materials. Upon the Executive’s Date of Termination, or at any time upon the Company’s request, the Executive (or if deceased, the Executive’s personal representative) shall promptly deliver to the Company without retaining copies, all tangible things that are or contain Confidential Information.  The Executive or such personal representative shall also promptly deliver to the Company all computer print-outs, books, software manuals and directions, floppy disks and other such media for storing software and information, work papers, files, customer lists, supplier lists, employee lists, telephone and/or address books, Rolodex or equivalent cards, memoranda, appointment books, calendars, employee manuals, sales aides, keys and other tangible things provided to the Executive by the Company, or authored in whole or in part by the Executive within the scope of his employment by the Company, even if they do not contain Confidential Information; provided that the Executive shall not be required to deliver personal files and personal information unrelated to the Company’s business.  At the time of such deliveries, the Executive shall disclose to the Company any passwords or other knowledge required to access and use any of the foregoing.  The Executive acknowledges that he does not have, and will not acquire, any ownership rights in such materials and things.

11.           Section 409A.  To the extent applicable, it is intended that the compensation arrangements set forth in this Agreement be in full compliance with Section 409A of the Code. This Agreement shall be construed in a manner to give effect to such intention.

Second Amended Employment Agreement 2012
John B. Wood

12.           Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors or beneficiaries.

13.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

14.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:	To the Executive:
Telos Corporation	John B. Wood
19886 Ashburn Road
Ashburn, VA 20147
Attn.: Legal Department

15.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

16.           Waiver of Breach.  No waiver of either party hereto of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any subsequent breach by such other party.  The failure of either party to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

17.           Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing.  So long as the Executive lives, no person, other than the Executive and the Company, shall have any rights under or interest in this Agreement or the subject matter hereof.

18.           Choice of Law and Forum Selection.  This Agreement shall be governed by the laws of the Commonwealth of Virginia as to its validity, interpretation and enforcement.  Should it be necessary for the Company to file suit, exclusive jurisdiction will lie in the courts of the Commonwealth of Virginia.

Second Amended Employment Agreement 2012
John B. Wood

19.           Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

20.           Entire Agreement.   This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

21.           Acknowledgement by Executive.  The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party hereto.

*                    *                    *

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	TELOS CORPORATION

/s/ John B. Wood	/s/ William Dvoranchik

John B. Wood	William Dvoranchik
President, Chief Executive Officer	Director

Second Amended Employment Agreement 2012
John B. Wood